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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                  UnderSections 13 and 15(d) of the Securities

                              Exchange Act of 1934.

                        Commission File Number: 000-26745

                           ORATEC INTERVENTIONS, INC.
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             (Exact name of registrant as specified in its charter)

                                3700 Haven Court
                          Menlo Park, California 94025
                                 (650) 369-9904
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
           (Including the Associated Preferred Stock Purchase Rights)
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            (Title of each class of securities covered by this Form)

                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12g-4(a)(2)(ii)      [ ]
     Rule 12h-3(b)(1)(i)       [ ]     Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, ORATEC Interventions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  March 28, 2002                   BY:  /s/ Kenneth W. Anstey
     -----------------------------         -------------------------------------
                                           Kenneth W. Anstey
                                           Chief Executive Officer and President